DECLARATION OF TRUST

THE INTEGRATED FREIGHT STOCK EXCHANGE TRUST

A Florida Business Trust

Pursuant to §609.02, Fla.Stat.

The Undersigned, Trustee and initial Beneficiary, hereby declare and establish, as of October 15, 2009, The Integrated Freight Stock Exchange Trust (“Trust”), pursuant to §609.02, Fla.Stat., for the purposes set forth herein, and related purposes.

Section 1. Purposes. The purposes of the Trust are to facilitate an exchange of shares of common stock of Integrated Freight Corporation, a Florida corporation, (“Integrated”) held by current stockholders of, future investors in, persons receiving stock in acquisitions by, and other persons receiving stock in the future from Integrated (each of whom is a “Beneficiary” and all of whom are collectively “Beneficiaries” of the Trust) for shares of PlanGraphics, Inc., a Colorado corporation, (“PlanGraphics”) and to accomplish all things necessary and desirable in connection therewith. The Trust is necessary because PlanGraphics will not have a sufficient number of authorized but unissued shares to complete the 1 share for 1 share exchange until following a share consolidation (reverse split) required to adjust the current capitalization of PlanGraphics coupled with the need to complete the acquisition transaction between PlanGraphics and Integrated (as restructured herein) before the share consolidation can be accomplished under Colorado and federal securities law.

Section 2. Trustee. The Trustee of the Trust is Jackson L. Morris.

Section 3. Initial Beneficiaries. The initial Beneficiary for purposes of establishing the Trust is Paul A. Henley, a holder of shares of Integrated.

Section 4. Share Deliveries. (a) Integrated shall deliver to the Trustee for registration in the name of the Trust or Trustee and for the benefit of the Beneficiaries, 401,599,467 shares of PlanGraphics common stock which Integrated now owns, accompanied by a duly executed stock power in blank with Medallion guaranteed signature. (b) Each Beneficiary shall deliver to the Trust or Trustee all of the shares of Integrated that he, she or it now owns, accompanied by a duly executed, separate signature page to this Declaration of Trust and a duly executed stock power in blank with Medallion guaranteed signature; provided, that in the event the Nutmeg Fortuna Fund LLLP is prevented from delivering shares of Integrated which it owns as a result of judicial or administrative proceedings, then the Integrated shares which it owns shall be deemed to be in constructive trust even though not in the possession of the Trustee. (c) In the event Integrated issues additional shares of its common stock in consideration for acquisitions of businesses and assets or for financings, the shares issuable in such transactions shall be issued and delivered to the Trustee for the benefit of the persons from whom Integrated acquires such business or assets or obtains such financings and such persons shall deliver to the Trustee a duly executed, separate signature pages to this Declaration of Trust. (d) Additional shares Integrated issues in completion of the transactions identified in Section 8, clause (c), shall be issued and delivered to the Trustee for the benefit of the persons engage in such transactions as identified in Section 8 with Integrated and such persons shall deliver to the Trustee a duly executed, separate signature page to this Declaration of Trust.

Section 5. Trust Certificates. The units of beneficial interest, each unit of beneficial interest being a Trust Unit, shall be represented by trust certificates issued by the Trust to the Beneficiaries upon deposit of their respective shares into the Trust. One Trust Unit shall equal one share of Integrated deposited into the Trust by, on behalf of or with respect to a Beneficiary.

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As provided in Section 11, promptly following the share consolidation by PlanGraphics identified in Section 7 and the deposit of additional shares of PlanGraphics into the trust, the Trustee shall cause one share of PlanGraphics to be issued in full satisfaction of each Trust Unit.

Section 6. Share Exchange. Upon receipt of all of the then issued and outstanding shares of Integrated, the Trustee shall tender such shares to PlanGraphics in initial, partial exchange for all of PlanGraphics authorized but unissued shares of common stock, for the purpose of Integrated becoming a wholly owned subsidiary of PlanGraphics. The shares of PlanGraphics shall be registered initially in the name of the Trust, with full voting power but not investment power, before distribution to the Beneficiaries, as provided below. In the event Integrated issues additional shares of its common stock as provided in Section 4, sentences (c) and (d), the shares issuable in such transactions shall be issued and delivered to the Trustee who shall tender such additional shares to PlanGraphics in the exchange without additional consideration. Following the share consolidation identified in Section 7, PlanGraphics shall complete the exchange for all of the issued and outstanding shares of Integrated by issuance and delivery to the Trustee such additional number of shares as is required to satisfy the requirements of the one-for-one exchange for Integrated’s shares deposited into the trust.

Section 7. Corporate Approvals. The Trustee shall vote the shares of PlanGraphics, subject to PlanGraphics’ compliance with Regulation 14C under the Securities Exchange Act of 1934, in favor of (a) a share combination (reverse split) in a ratio of 1: 244.8598 for the purpose of reducing the then one billion issued and outstanding shares of PlanGraphics to 4,083,970 issued and outstanding shares, followed (subject only to approval by the board of directors) by the immediate issue by PlanGraphics to the Trustee of such number of additional shares of PlanGraphics common stock required to satisfy the requirements of the one-for-one exchange for Integrated’s shares deposited into the trust, (b) a change in the name of PlanGraphics to Integrated Freight Corporation and (c) a change of PlanGraphics’ state of Incorporation to Florida from Colorado.

Section 8. Related Transactions. In connection with or prior to the share exchange set forth in Section 6 and before the corporate approvals and related transactions identified in Section 7, (a) the directors and officers of Integrated shall replace the directors and officers of PlanGraphics, subject to compliance with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, (b) Integrated shall be merged into PlanGraphics, with the result that all assets, liabilities and obligations of Integrated shall become assets, liabilities and obligations of PlanGraphics, and (c) the transactions provided in that certain Stock Purchase Agreement dated as of May 1, 2009 by and among PlanGraphics, PlanGraphic’s wholly owned subsidiary, PlanGraphics, Inc., a Maryland Corporation, John C. Antenucci, Frederick G. Beisser, Integrated, The Nutmeg Group, LLC and The Nutmeg Fortuna Fund, LLLP, including the sale of PlanGraphics’ existing subsidiary, shall be completed, subject to Section 4, sentence (d).

Section 9. Post-Combination Share Allocations and Adjustments. Following the share combination to be approved as described in Section 7 and the completion of the related transactions identified in Section 8, PlanGraphics shares shall be owned, as follows:

	Number of Shares	Group or Holder
A.	404,961 shares	Current stockholders of PlanGraphics (not Beneficiaries)
B.	1,307,822 shares	Nutmeg Fortuna Fund LLLP
C.	59,327 shares	John C. Antenucci, in addition to shares included in rows A and E.

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D.	75,525 shares	Frederick G. Beisser, in addition to shares included in row A.
E.	177,170 shares	PlanGraphics, Inc., a Maryland Corporation
F.	See note below.	Integrated’s current and future stockholders, not including shares included in Rows B, C, D and E.

Note: One share of PlanGraphics for each Trust Unit outstanding, other than Nutmeg Fortuna Fund, John C. Antenucci, Frederick G. Beisser and PlanGraphics, Inc., a Maryland Corporation, with respect to share allocations that are specifically identified on in Rows B, C, D and E.

All shares of PlanGraphics held by the Trustee in excess of the shares of PlanGraphics required to make the exchange on behalf of the stockholders of Integrated, if any, shall be surrendered to PlanGraphics for cancellation. In the event the Trustee holds an insufficient number of shares to complete the one share for one share exchange with stockholders of Integrated, which is expected, then PlanGraphics shall issue to the Trustee, or on his direction, such additional number of PlanGraphics’ shares as may be required to complete the final exchange, as provide in Section 6, clause (a).

Section 10. Amendment Of Related Documents. The following agreements are hereby amended and modified as and to the extent necessary and desirable to conform to the exchange of stock described in this Declaration of Trust, in particular the change to an acquisition of Integrated by PlanGraphics from a merger of PlanGraphics into Integrated:

Name	Date	Parties
Stock Purchase Agreement	As of May 1, 2009

PlanGraphics, Inc., a Colorado corporation (the “Seller”), the Seller’s wholly owned subsidiary, PlanGraphics, Inc., a Maryland Corporation, John C. Antenucci, Frederick G. Beisser, Integrated Freight Systems, Inc., a Florida corporation, The Nutmeg Group, LLC and The Nutmeg Fortuna Fund, LLLP

These amendments as herein provided shall not be deemed to amend or modify the intents, purposes and outcomes of the transactions covered by such agreements. In furtherance of and to facilitate and expedite such amendments, parties to the respective agreements herein identified acknowledge this Declaration of Trust and agree that the respective agreements shall be deemed hereby to be amended and modified as necessary and desirable to accommodate the restructuring of the transactions contemplated thereby to be consistent with the exchanges of stock and transactions described above.

Section 11. Distribution Of Shares. Upon completion of the corporate approvals and related transactions identified in Section 7, the Trustee shall cause one share of PlanGraphics common stock registered in the name of the Trust to be reregistered in the name of each Beneficiary for each share of Integrated which such Beneficiary has deposited into the Trust or has been deposited in the Trust for his, her or its benefit in the case of acquisitions of businesses, assets and financings and for the benefit of the persons engage in such transactions as identified in Section 8.

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Section 12. Costs and Expenses. All reasonable expenses, costs and disbursements, including but not limited to any costs and/or expenses for legal services should the Trustee deem it necessary to retain legal counsel, court costs and similar third party fees, disbursements and costs which the Trustee may incur in connection with litigation that may ensue as a result this Declaration, made by the Trustee in connection with this Declaration shall be promptly paid by Integrated, in advance upon demand or directly to the creditor.

Section 13. Release of Trustee and Termination. Upon the reregistration of the shares of PlanGraphics common stock as provided in Section 11, and the surrender of any excess shares to PlanGraphics for cancellation, the Trustee shall be discharged and the Trust shall terminate.

Section 14. Indemnity Clause. The Trustee may consult with the counsel of his own choice and shall have full and complete authorization and protection for any action taken or suffered by him hereunder in good faith and in accordance with the opinion of such counsel. The Trustee shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence, and Integrated, individually, and, following completion of the merger, PlanGraphics, jointly, agree to indemnify and hold harmless the Trustee from any claims, demands, causes of action, liabilities, damages and judgments, including the cost of defending any action against it, together with any reasonable attorney's fees and litigation costs, including fees and costs on appeal, incurred in connection with the Trustee's undertakings, pursuant to the terms and conditions of this Declaration, unless such act or omission is a result of the willful misconduct or gross negligence of the Trustee.

Section 15. Interpleader Action Authorized. In the event of disagreement about the interpretation of this Declaration, or about the rights and obligations or the propriety of any action contemplated by the Trustee hereunder, the Trustee may, at his sole discretion, file an action in Interpleader to resolve such disagreement. The Trustee shall be indemnified by Integrated, individually, and, following completion of the merger, PlanGraphics, jointly, for all costs, including reasonable attorney's fees and litigation costs, in connection with the aforesaid Interpleader action.

Section 16. Resignation of the Trustee. The Trustee may resign at any time upon the giving of thirty days written notice to Integrated and PlanGraphics. Integrated will appoint a new trustee. If a successor trustee is not appointed within thirty days after notice of resignation, the Trustee may petition any court of competent jurisdiction to name a successor trustee and the Trustee shall be fully relieved of all liability under this Declaration to any and all parties upon the transfer of the trust property in his possession and records of the Trust to the successor trustee either designated by Integrated or appointed by the court.

Section 17. Appointment of Successor. Integrated may, upon the giving of thirty days written notice to the Trustee, the Beneficiaries and the other persons or parties acknowledging this Declaration, terminate the services of the Trustee hereunder, provided that Integrated shall designate a successor trustee in such notice. In the event of such termination, the Trustee shall immediately deliver to the successor the trust property in his possession and records of the Trust.

Section 18. Compensation of the Trustee. The Trustee shall receive a fee for his services hereunder, in an amount equivalent to his normal hourly rate of $300. All such fees paid promptly by Integrated upon invoice therefore.

Section 19. Notice. All notices and communications hereunder between or among the Trustee, Beneficiaries, Integrated, PlanGraphics and any parties to the agreement(s) identified in

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Section 9 shall be in writing, and shall be deemed to be duly given if sent by registered mail or certified mail, return receipt requested, or via Federal Express with signature requested to the respective addresses set forth in the Integrated Securities Register and the agreement(s) identified in Section 9.

Section 20. Governing Law. This Declaration shall be construed and enforced according to the laws of the State of Florida, not including the choice of laws provisions thereof.

Section 21. Entire Agreement. This Declaration represents the entire agreement between and among the parties with respect to the subject matter hereof and shall be binding upon the parties, their respective successors and assigns.

IN WITNESS WHEREOF, the parties have set their hands on the respective dates set forth below and on separate signature pages.

Trustee	Initial Beneficiary

/s/ Jackson L. Morris	/s/ Paul A. Henley
Jackson L. Morris	Paul A. Henley

Date: October 15, 2009	Date: October 15, 2009

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SEPARATE SIGNATURE PAGE

DECLARATION OF TRUST

THE INTEGRATED FREIGHT STOCK EXCHANGE TRUST

A Florida Business Trust

Dated as of October 15, 2009

Pursuant to §609.02, Fla.Stat.

The undersigned hereby agrees to be subject to, be bound by, comply with the terms of and be a Beneficiary of that certain Declaration of The Integrated Freight Stock Exchange Trust dated as of October 15, 2009.

Beneficiary	Description of Property Deposited:

Signature -	No. of Shares of Integrated Freight Corporation deposited = No. of Trust Units
Print name -	Insert No. -

Date:

Please change my registered address on the Securities Register of Integrated Freight Corporation, as follow:	Mailing Address -

Optional Contact Information -

e-mail	Daytime phone

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SEPARATE SIGNATURE PAGE

DECLARATION OF TRUST

THE INTEGRATED FREIGHT STOCK EXCHANGE TRUST

A Florida Business Trust

Dated as of October 15, 2009

Pursuant to §609.02, Fla.Stat.

The undersigned hereby agrees, subject to Section 9 of that certain Declaration of The Integrated Freight Stock Exchange Trust dated as of October 15, 2009, to the amendment and modification of the agreement(s) identified therein, to the extent of my interest or participation therein, as and to the extent necessary and desirable to conform such agreement(s) to the exchange of stock described in this Declaration of Trust, in particular the change to an acquisition of Integrated by PlanGraphics from a merger of PlanGraphics into Integrated; provided, that the amendments as therein provided shall not be deemed to amend or modify the intents, purposes and outcomes of the transactions covered by such agreements. In furtherance of and to facilitate and expedite such amendments, parties to the agreement(s) therein identified, the undersigned acknowledges this Declaration of Trust and agrees that the respective agreement(s) shall be deemed hereby to be amended and modified as necessary and desirable to accommodate the restructuring of the transactions contemplated thereby to be consistent with the exchanges of stock and transactions described above.

Name of Party to Agreement -

Authorized Signature -

Print name and title -

Date -

Optional Contact Information -

e-mail

Daytime phone -

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